Exhibit (g)(5)

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

STATE STREET BANK AND TRUST COMPANY

AND

EACH OF THE INVESTMENT COMPANIES

DATED AS OF December 13, 2011

Trust	Fund	Effective
Fidelity Rutland Square Trust II	Strategic Advisers Core Income Fund	01/28/2011
Fidelity Rutland Square Trust II	Strategic Advisers Emerging Markets Fund	09/26/2010
Fidelity Rutland Square Trust II	Strategic Advisers Income Opportunities Fund	01/28/2011
Fidelity Rutland Square Trust II Fidelity Rutland Square Trust II	Strategic Advisers International Fund Strategic Advisers International II Fund	12/13/2010 09/17/2010
Fidelity Rutland Square Trust II	Strategic Advisers Short Duration Fund	12/20/2011
Fidelity Rutland Square Trust II	Strategic Advisers Small-Mid Cap Fund	09/17/2010
Fidelity Rutland Square Trust II	Strategic Advisers Small-Mid Cap Multi-Manager Fund	12/20/2011
Fidelity Rutland Square Trust II	Strategic Advisers U.S. Opportunity Fund	01/28/2011
Fidelity Rutland Square Trust II	Strategic Advisers U.S. Opportunity II Fund	01/28/2011
Fidelity Rutland Square Trust II	Strategic Advisers Value Fund	06/26/2010
Fidelity Rutland Square Trust II	Strategic Advisers Value Multi-Manager Fund	11/16/2011

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf on the day and year first above written.

Each of the Investment Companies Listed on Appendix "A" Attached Hereto, on Behalf of each of Their Respective Portfolios	\\\\\\\\\\\\\\\\\\\\\\	State Street Bank and Trust Company

By: /s/Kenneth Robins		By:/s/Michael F. Rogers
Name: Kenneth Robins		Name:Michael F. Rogers
Title: Treasurer		Title:Executive Vice President